Exhibit 99:2 CAPITAL ONE FINANCIAL CORPORATION (COF)
FINANCIAL & STATISTICAL SUMMARY

	2001	2001	2000	2000	2000
(in millions, except per share data and as noted)	Q2	Q1	Q4	Q3	Q2
Earnings (Managed Basis)
Net Interest Income	$823.7	$759.3	$716.1	$ 665.1	$614.4
Non-Interest Income	796.3	747.1	696.5	619.9	554.4
Total Revenue	1,620.0	1,506.4	1,412.5	1,285.0	1,168.8
Provision for Loan Losses	379.1	356.5	329.1	269.0	245.0
Marketing Expenses	268.7	231.2	259.5	233.2	211.6
Operating Expenses	721.6	687.0	617.1	585.8	530.7
Income Before Taxes	250.5	231.6	206.9	197.0	181.5
Tax Rate	38.0%	38.0%	38.0%	38.0%	38.0%
Net Income	$155.3	$143.6	$128.3	$122.1	$112.5
Common Share Statistics
Basic EPS	$0.74	$0.70	$0.65	$0.62	$0.57
Diluted EPS	$0.70	$0.66	$0.61	$0.58	$0.54
Dividends Per Share	$0.03	$0.03	$0.03	$0.03	$0.03
Book Value Per Share (period end)	$13.02	$11.81	$9.94	$9.02	$8.39
Stock Price Per Share (period end)	$60.15	$55.50	$65.81	$70.06	$44.63
Total Market Capitalization (period end)	$12,666.5	$11,509.1	$12,989.3	$13,783.1	$8,747.4
Shares Outstanding (period end)	210.6	207.4	197.4	196.7	196.0
Shares Used to Compute Basic EPS	209.1	204.8	197.0	196.3	196.0
Shares Used to Compute Diluted EPS	221.2	217.8	210.4	210.1	208.6
Managed Loan Statistics (period avg.)
Average Loans	$33,440	$30,505	$26,377	$23,020	$20,915
Average Earning Assets	$36,180	$32,983	$28,188	$24,749	$22,581
Average Assets	$38,820	$35,303	$30,234	$27,015	$24,567
Average Equity	$2,608	$2,347	$1,865	$1,743	$1,626
Net Interest Margin	9.11%	9.21%	10.16%	10.75%	10.88%
Risk Adjusted Margin (1)	14.23%	14.80%	16.32%	17.24%	17.03%
Return on Average Assets (ROA)	1.60%	1.63%	1.70%	1.81%	1.83%
Return on Average Equity (ROE)	23.83%	24.47%	27.51%	28.02%	27.68%
Net Charge-Off Rate	3.98%	3.75%	3.98%	3.80%	3.97%
Net Charge-Offs	$332.8	$285.9	$262.3	$218.4	$207.6
Cost Per Account (in dollars)	$77.38	$78.26	$78.09	$82.84	$80.97
Managed Loan Statistics (period end)
Reported Loans	$16,327	$15,572	$15,113	$12,331	$11,383
Securitized Loans	18,956	15,979	14,411	11,821	10,500
Total Loans	$35,283	$31,551	$29,524	$24,152	$21,883
Delinquency Rate (30+ days)	4.92%	4.72%	5.23%	5.32%	5.35%
Number of Accounts (000's)	38,146	36,462	33,774	29,437	27,133
Total Assets	$40,587	$36,749	$33,286	$28,185	$25,610
Capital, Including Preferred Interests	$2,840.1	$2,547.7	$2,061.0	$1,873.8	$1,743.9
Capital to Managed Assets Ratio	7.00%	6.93%	6.19%	6.65%	6.81%

(1) Risk adjusted margin is total revenue less net charge-offs as a percentage of average earning assets, annualized